FOR IMMEDIATE RELEASE

OLD POINT NATIONAL BANK NAMES JAMES R. CHISMAN TO BOARD

Hampton, VA, - August 13, 2003 The Old Point National Bank of Phoebus today announced the election of James Reade Chisman to its Board of Directors. Mr. Chisman, a local developer and builder, is owner of J.R. Chisman Development Company in York County.

Mr. Chisman is a graduate of the University of Richmond and active in many community organizations. He is on the board of directors of the Virginia Air and Space Center, the VuBAy Foundation, and the Jackson Feild Home. In addition, he serves on the board of directors of Lockwood Broadcasting and the Olde Mill Golf Resort. He is co-founder and a past president of the Old Town Kiwanis Club.

Mr. Chisman is treasurer of the Episcopal Diocese of Southern Virginia and a member and past vestry member of Emmanuel Episcopal Church in Hampton.

Mr. Chisman resides in Hampton, where he has been a lifelong resident, with his wife Anne.

Old Point National Bank , a locally owned and managed community bank, is a wholly owned subsidiary of Old Point Financial Corporation (NASDAQ SmallCap "OPOF"). It was established in 1923 and provides full service banking throughout Hampton Roads with a 15-branch network extending from James City County through Chesapeake. The Old Point National Bank is celebrating its 80th Anniversary in 2003. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/728-1286